As filed with the Securities and Exchange Commission on June 27, 2003

Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

AmerUs Group Co.

(Exact Name of Registrant as specified in its Charter)

_____________________________

Iowa	42-1458424

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

699 Walnut Street
Des Moines, Iowa 50309-3948
(Address of principal executive offices)

_____________________________

AmerUs Group Co. MIP Deferral Plan
(Full title of the plan)

_____________________________

Joseph K. Haggerty, Senior Vice President and General Counsel
AmerUs Group Co., 699 Walnut Street
Des Moines, Iowa 50309-3948 — (515) 362-3600
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered (1) (2)	Share (3)	Price	Registration Fee

AmerUs Group Co. common stock, no par value	500,000 shares	$27.07	$13,535,000	$1094.98

Deferred Compensation Obligations (4)	$16,242,000	$27.07	$16,242,000	$1313.98

(1)	The Deferred Compensation Obligations and the Common Stock registered herein are unsecured obligations of AmerUs Group Co. to pay deferred compensation in the future in accordance with the terms of the AmerUs Group Co. MIP Deferral Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement also covers an additional and indeterminate number of shares which may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(3)	Estimated solely for the purpose of calculating the registration fee as contemplated by Rule 457(c) and (h) and based on the average of the high and low prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on June 24, 2003, the latest practicable date prior to the filing of this Registration Statement.

(4)	Calculated pursuant to 457 (h).

PART I
PART II
Signatures
AmerUs Group Co. MIP Deferral Plan
Opinion of Joseph K. Haggerty, Esq.
Consent of Ernst & Young LLP
Consent of KPMG LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8. Such information will be sent or given to participants as specified by Rule 428 (b)(1) and will along with the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by AmerUs Group Co. (the “Company”) are incorporated herein by reference:

      (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

      (b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed under the Exchange Act;

      (c) The Company’s Current Reports on Form 8-K filed under the Exchange Act on February 7, 2003, March 14, 2003, May 8, 2003, May 15, 2003, May 22, 2003 and May 28, 2003; and

      (d) The description of the Common Stock, no par value, of the Company (the “Common Stock”) which is contained in the Company’s Registration on Form S-4 filed under the Exchange Act on May 12, 2000, including any amendments or reports filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      We will provide to participants without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement. Such documents are incorporated by reference into the Section 10(a) prospectus. Requests should be directed to: AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, telephone number (515) 362-3600, Attention: James A. Smallenberger.

Item 4. Description of Securities.

      The Securities being registered are the obligations (the “Deferred Compensation Obligations”) of the Registrant to pay to participants (“Participants”) in the AmerUs Group MIP Deferral Plan (the “Plan”) compensation, together with any earnings or losses thereon, the receipt of which such Participants have elected to defer until expiration of a restricted period or, under certain circumstances, until the death, disability, retirement or termination of employment of such Participants. Earnings or losses on such deferred compensation are based upon the increase or decrease in value of the Registrant’s Common Stock. The Deferred Compensation Obligations are payable in the form approved by the Human Resources and Compensation Committee of the Registrant’s Board of Directors (the “Human Resources Committee”). The Human Resources Committee has instituted a policy of paying all Deferred Compensation Obligations in Common Stock of the Registrant. There is no trading market for the Deferred Compensation Obligations. The Deferred Compensation Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment; provided, however, that the Human Resources Committee may provide that Deferred Compensation Obligations are transferable to members of a Participant’s immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. Any attempt by any person to transfer or assign benefits under the Plan, other than as described above or other than a claim for benefits by a Participant or his or her beneficiary or beneficiaries, will be null and void.

      The Deferred Compensation Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Deferred Compensation Obligations and each Participant will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations. The Human Resources Committee may amend the Plan, but no amendment may impair the right of a Participant without his or her consent.

Item 5. Interests of Named Experts and Counsel.

      Certain legal matters in connection with the Deferred Compensation Obligations and Common Stock offered hereby will be passed upon for the Company by Joseph K. Haggerty, Esq., Senior Vice President, General Counsel of the Company. As of June 26, 2003, Mr. Haggerty beneficially owns 21,362 shares of the Common Stock, has current exercisable options to purchase 30,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

      Section 490.202 of the Iowa Business Corporation Act, or the IBCA, provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, provided that the provision does not eliminate or limit the liability of a director for the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the corporation or the shareholder; violation of Section 490.833; or an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in the best interests of the corporation, if the director was acting in an official capacity and in all other cases was not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful or the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

      The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Subsection 1 of Section 490.851; or (ii) in connection with any proceedings with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who successfully defends any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854.

      Under Section 490.856, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the person is an officer to the same extent as to a director. If the person is an officer but not a director, further indemnification may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or for, liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled; an intentional infliction of harm on the corporation or the shareholders; or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act or omission solely as an officer.

      An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 490.852, and may apply to a court under Section 490.854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

      The Registrant’s Articles of Incorporation provide that no director of the Registrant will be liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent required by the IBCA. This provision will not prevent shareholders from obtaining injunctive or other equitable relief against directors nor will it shield directors from liability under Federal or state securities laws. In addition, the Articles of Incorporation provide that the Registrant will to the maximum extent permitted by law, indemnify a person who incurs any loss by reason of the fact that he or she is or was or has agreed to be a director or officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

      The Registrant’s Bylaws provide that the Registrant shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (i) is or was a director or officer of the Registrant or any of its subsidiaries, whether before or after the conversion of the Registrant from a mutual insurance holding company to a stock company, or (ii) while a director or officer of the Registrant or any of its subsidiaries, whether before or after the conversion of the Registrant from a mutual insurance holding company, is or was serving at the request of the Registrant as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, to the maximum extent it is permitted to do so by the IBCA. An amendment to the IBCA will be adopted and applied only to the extent that such amendment permits the Registrant to provide broader indemnification than previously permitted prior to such amendment. The Bylaws provide for indemnification of such person against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, including an excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof. However, entitlement to such indemnification is conditional upon the Registrant being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any related settlement discussions. Entitlement to indemnification with respect to any settlement or other nonadjudicated disposition is further conditional upon the prior approval by the Registrant of the proposed settlement or nonadjudicated disposition. Such approval shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit or proceeding, or (b) by special legal counsel selected by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit, or proceeding, or, if the requisite quorum of the full board cannot be obtained therefor, by a majority vote of the full board, in which selection of counsel directors who are parties may participate. The Bylaws also provide that the Registrant shall indemnify a person for costs and expenses incurred in connection with successfully establishing in any action or proceeding his or her right to indemnification by the Registrant. Except as limited by the IBCA, the indemnification and advancement of expenses provisions of the Bylaws are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, law or otherwise.

      As permitted by and in accordance with Section 490.857 of the IBCA, the Registrant maintains a directors’ and officers’ liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by its Articles of Incorporation and Iowa law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q dated November 14, 2000.

4.2	Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, filed on June 13, 2003.

4.3*	AmerUs Group Co. MIP Deferral Plan.

5.1*	Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company as to the legality of the securities being registered.

23.1*	Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company (included in opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.

Item 9. Undertakings.

            (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 26th day of June, 2003.

AmerUs Group Co.

By:	/s/ Melinda S. Urion
Melinda S. Urion Executive Vice President and Chief Financial Officer

Power of Attorney and Signatures

      We, the undersigned officers and directors of AmerUs Group Co. hereby severally constitute and appoint Thomas C. Godlasky, James A. Smallenberger and Melinda S. Urion, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names and in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 26th day of June, 2003.

Names		Capacity

/s/	Roger K. Brooks
	Roger K. Brooks	Chairman, President, Chief Executive Officer and Director
/s/	Melinda S. Urion
	Melinda S. Urion	Executive Vice President and Chief Financial Officer
/s/	Brenda J. Cushing
	Brenda J. Cushing	Senior Vice President and Controller
/s/	John R. Albers
	John R. Albers	Director
/s/	David A. Arledge
	David A. Arledge	Director
/s/	Alecia A. DeCoudreaux
	Alecia A. DeCoudreaux	Director
/s/	Thomas F. Gaffney
	Thomas F. Gaffney	Director
/s/	John W. Norris, Jr.
	John W. Norris, Jr.	Director
/s/	Andrew J. Paine, Jr.
	Andrew J. Paine, Jr.	Director
/s/	Jack C. Pester
	Jack C. Pester	Director
/s/	John A. Wing
	John A. Wing	Director
/s/	F.A. Wittern, Jr.
	F.A. Wittern, Jr.	Director

Index to Exhibits to Registration Statement on Form S-8

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q dated November 14, 2000.

4.2	Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, filed on June 13, 2003.

4.3*	AmerUs Group Co. MIP Deferral Plan.

5.1*	Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company as to the legality of the securities being registered.

23.1*	Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company (included in opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.